Exhibit 10.14

November 6, 2007

Mr. James J. Bresingham

[address omitted]

Dear Jim:

In reference to our recent conversation, I am pleased to confirm the offer of promotion to Senior Vice President and Chief Financial Officer at SIRVA reporting directly to me.  This letter supersedes your offer letter dated June 27, 2007.

Salary Band:  Executive Band 20

Salary: Your salary will increase to $325,000 per year, payable in bi-weekly installments.  The salary is quoted on an annual basis for convenience only and does not imply employment for a specific term, nor alter the “at will” status of your employment.

Effective Date:  November 11, 2007

Annual Bonus: You will be eligible to participate in SIRVA’s Management Incentive Program, which at your position has an annualized bonus potential of 75% of base salary, pro-rated based on effective date and subject to terms of the program.  This payment will be subject to taxes and other withholdings, which may be required.

Executive Benefits:

Company Car Allowance:	$16,800 annually
Financial Planning:	AYCO
Executive Physical:	$1,500 annually

Senior Executive Severance Program:  You will continue to be eligible to participate in SIRVA’s Senior Executive Severance Program.  You have previously received a letter specifying your level of participation in this program.

I have enclosed a copy of this offer letter for your records.  If you are in agreement with the terms contained herein, please sign, date and return the enclosed copy of this offer letter and return it to me in the enclosed envelope.

Congratulations on your promotion.  We are very excited and look forward to your continued contributions!   If you have any questions, please do not hesitate to call me at [number omitted].

Sincerely,

/s/ Bob Tieken
Bob Tieken
Chief Executive Officer

Enclosures: 1 copy of offer letter

Accepted and Agreed to this 7th day of November, 2007

/s/ James Bresingham
James Bresingham